Exhibit 5.1

McCarthy Tétrault LLP Suite 4000, 421 7th Avenue SW Calgary AB T2P 4K9 Canada Tel: 403-260-3500 Fax: 403-260-3501

September 23, 2016

Enbridge Inc.

200 Fifth Avenue Place

425 1st Street S.W.

Calgary, Alberta

T2P 3L8

Dear Sirs/Mesdames:

Re:	Enbridge Inc. (the “Corporation”)

Issuance of Common Shares

We have acted as Canadian counsel to the Corporation, a corporation governed by the Canada Business Corporations Act, in connection with the Registration Statement on Form F-4 (the “Registration Statement”), which includes the proxy statement of Spectra Energy Corp (“Spectra Energy”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the proposed issuance of common shares of the Corporation (the “Shares”) in connection with the proposed merger (the “Merger”) contemplated by the agreement and plan of merger dated as of September 5, 2016 (the “Merger Agreement”) among the Corporation, Sand Merger Sub, Inc. (“Merger Sub”) and Spectra Energy. Pursuant to the Merger Agreement, Merger Sub will merge with and into Spectra Energy, with Spectra Energy continuing as the surviving corporation and as a wholly-owned subsidiary of the Corporation. As a result of the Merger, Spectra Energy’s stockholders will receive 0.984 of a Share in exchange for each share of Spectra Energy common stock, all as more fully described in the Registration Statement. This opinion is being delivered in connection with the Registration Statement, in which this opinion appears as an exhibit.

Scope of Review

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents, including the Registration Statement and the Merger Agreement, which has been filed with the SEC as an exhibit to the Registration Statement, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies, certified or otherwise.

As to certain matters of fact relevant to the opinion expressed below, we have relied exclusively upon a certificate of an officer of the Corporation dated September 23, 2016.

The opinions herein expressed are restricted to the laws of the Province of Alberta and the laws of Canada applicable therein in effect as of the date hereof.

Opinion

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Shares shall have been issued in accordance with the terms of the Merger Agreement, the Shares will be validly issued as fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Proxy Statement/Prospectus forming a part of the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Yours very truly,

McCarthy Tétrault LLP